As filed with the Securities and Exchange Commission on June 13, 2003

Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

___________________

JABIL CIRCUIT, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-1886260 (I.R.S. Employer Identification No.)

10560 Dr. Martin Luther King Street North St. Petersburg, Florida (Address of Principal Executive Office)	33716 (Zip Code)

JABIL CIRCUIT, INC.
2002 STOCK INCENTIVE PLAN

(Full title of the plan)

Robert L. Paver, Esq.
Secretary and General Counsel
Jabil Circuit, Inc.
10560 Dr. Martin Luther King Street North
St. Petersburg, Florida 33716
(Name and address of agent for service)
(727) 577-9749
(Telephone number, including area code, of agent for service)

Copies of all communications to:

Chester E. Bacheller, Esq.
Holland & Knight LLP
400 North Ashley Drive, Suite 2300
Tampa, Florida 33602
Phone: (813) 227-6431
Fax: (813) 229-0134

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	Maximum	maximum	Amount of
Securities	to be	offering price	aggregate	registration
to be registered	Registered(2)	per unit(3)	offering price(3)	fee(3)

Common Stock, par value $0.001 per share reserved under 2002 Stock Incentive Plan(1)	2,144,646	N/A	N/A	N/A

(1)	Including preferred stock purchase rights issued under the Registrant’s Stockholder Rights Plan, dated October 19, 2001.

(2)	The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends or similar transactions.

(3)	An aggregate of 2,144,646 shares of the shares being registered under the 2002 Stock Incentive Plan are shares that were previously registered under the Jabil Circuit, Inc. 1992 Stock Option Plan on the Registration Statement on Form S-8 (Registration No. 333-50748). The registration fee paid at that time was $5,497.00. Pursuant to Instruction E to Form S-8, the registrant is transferring 2,144,646 shares from that prior registration statement. The registrant has filed a post-effective amendment to the prior registration statement deregistering those shares.

INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 8. EXHIBITS.
SIGNATURES
POWER OF ATTORNEY
INDEX OF EXHIBITS
Ex-4.2 Addendum to French Residents Stock Plan
Ex-5.1 Holland & Knight Opinion
Ex-23.2 Auditors' Consent

INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENT

     Jabil Circuit, Inc. (the “Registrant”), files this Registration Statement pursuant to Instruction E of Form S-8 and incorporations by reference the contents of the previous registration statement filed by the Registrant on Form S-8 (Registration No. 333-98299). The current registration of 2,144,646 shares of the Registrant’s common stock, par value $0.001 per share, will increase the number of shares registered for issuance under the Jabil Circuit, Inc. 2002 Stock Incentive Plan from 7,464,080 to 9,608,726 shares.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 8. EXHIBITS.

4.1	Jabil Circuit, Inc. 2002 Stock Incentive Plan.(1)

4.2	Addendum to the Terms and Conditions of the Jabil Circuit, Inc. 2002 Stock Incentive Plan for Grantees Resident in France.

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Independent Auditors’ Consent.

24.1	Power of Attorney of certain officers and directors of the Registrant.

(1)	Previously filed as an exhibit to the Registrant’s Form S-8 (File No. 333-98299) filed August 16, 2002.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Jabil Circuit, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on June 13, 2003.

JABIL CIRCUIT, INC.

By: /s/ Chris A. Lewis

Chris A. Lewis, Chief Financial Officer

POWER OF ATTORNEY

KNOWN TO ALL PERSONS BY THESE PRESENTS, we, the undersigned officers and directors of Jabil Circuit, Inc., hereby severally constitute and appoint Chris A. Lewis and Robert L. Paver, each acting alone as an attorney-in-fact with the full power of substitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or either of their substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

By: /s/ William D. Morean William D. Morean	Chairman of the Board of Directors	May 25, 2003

By: /s/ Thomas A. Sansone Thomas A. Sansone	Vice Chairman of the Board of Directors	June 13, 2003

By: /s/ Timothy L. Main Timothy L. Main	Chief Executive Officer (Principal Executive Officer)	June 13, 2003

By: /s/ Chris A. Lewis Chris A. Lewis	Chief Financial Officer (Principal Financial and Accounting Officer)	June 13, 2003

By: /s/ Lawrence J. Murphy Lawrence J. Murphy	Director	June 13, 2003

By: /s/ Mel S. Lavitt Mel S. Lavitt	Director	June 13, 2003

By: /s/ Steven A. Raymund Steven A. Raymund	Director	June 13, 2003

By: /s/ Frank A. Newman Frank A. Newman	Director	May 23, 2003

By: /s/ Laurence S. Grafstein Laurence S. Grafstein	Director	June 13, 2003

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INDEX OF EXHIBITS

4.1	Jabil Circuit, Inc. 2002 Stock Incentive Plan.(1)

4.2	Addendum to the Terms and Conditions of the Jabil Circuit, Inc. 2002 Stock Incentive Plan for Grantees Resident in France.

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1).

23.2	Independent Auditors’ Consent.

24.1	Power of Attorney of certain officers and directors of the Registrant.

(1)	Previously filed as an exhibit to the Registrant’s Form S-8 (File No. 333-98299) filed August 16, 2002.

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